SUB-ITEM 77Q1(a): Copies of any material amendments to the registrants charter or by-laws

Articles Supplementary dated June 24, 2009. Incorporated by reference to the exhibit to the Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A of SunAmerica Focused Series, Inc. (File No. 33-08021) filed on August 28, 2009.

Amendment to the By-Laws dated May 29, 2009. Incorporated by reference to the exhibit to the Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A of SunAmerica Focused Series, Inc. (File No. 33-08021) filed on August 28, 2009.


SUB-ITEM 77Q1(d):
A description of Class I shares of the Focused Growth and Income Portfolio is hereby incorporated by reference to the Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A of SunAmerica Focused Series, Inc. (File No. 33-08021) filed on August 28, 2009.

Articles Supplementary dated June 24, 2009. Incorporated by reference to the exhibit to the to the Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A of SunAmerica Focused Series, Inc. (File No. 33-08021) filed on August 28, 2009.

Amendment to the By-Laws dated May 29, 2009. Incorporated by reference to the exhibit to the Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A of SunAmerica Focused Series, Inc. (File No. 33-08021) filed on August 28, 2009.


SUB-ITEM 77Q1(e)  COPIES OF ANY NEW OR AMENDED INVESTMENT ADVISORY CONTRACTS

Subadvisory Agreement between SunAmerica Asset Management Corp. and Tocqueville Asset Management L.P. ("Tocqueville") dated September 28, 2009. Attached herewith. (In connection with the merger of the Focused Mid-Cap Value Portfolio into the Focused Small-Cap Value Portfolio, this Subadvisory Agreement was terminated effective October 26, 2009, the closing date of the merger.)


 SUBADVISORY AGREEMENT


This SUBADVISORY AGREEMENT is dated as of September 28, 2009, by and between
 SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the "Adviser"), and TOCQUEVILLE ASSET MANAGMENT L.P. a Delaware limited partnership
(the "Subadviser").

WITNESSETH:

	WHEREAS, the Adviser and SunAmerica Focused Series, Inc., a Maryland corporation (the "Corporation"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Corporation; and

	WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company and may issue shares of common stock in separately designated series representing separate funds with their own investment objectives, policies and purposes; and

	WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

	WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment series of the Corporation listed on Schedule A attached hereto (each a "Fund" and collectively, the "Funds") and the Subadviser is willing to furnish such services;

	NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

	1.	Duties of the Subadviser.  (a) The Adviser hereby engages
the services of the Subadviser in furtherance of its Advisory Agreement with the Fund. Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of the assets of a Fund or portion assigned to it by the Adviser. The Subadviser will determine in its discretion, and subject to the oversight and review of the Adviser, the securities to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Corporation is required to maintain, and will render regular reports to the Adviser and to officers and Directors of the Corporation concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Directors of the Corporation and in compliance with such policies as the Directors of the Corporation may from time to time establish and communicate in writing to Subadviser, and in compliance with
(a) the objectives, policies, and limitations for a Fund set forth in each Fund's current prospectus and statement of additional information as provided to Subadviser, and (b) applicable laws and regulations. The duties and obligations of the Subadviser to the Corporation, a Fund and the Adviser shall be confined to those set forth herein and under applicable law.

	The Subadviser shall have no power, authority, responsibility, or obligation hereunder to take any action on behalf of a Fund with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Fund, including, without limitation, to file proofs of claim or other documents related to such proceedings (the "Litigation"), or to investigate, initiate, supervise, or monitor the Litigation involving Fund assets, and the Adviser acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder. Nevertheless, the Subadviser agrees that it shall provide the Adviser with any and all documentation or information relating to the Litigation as may reasonably be requested by the Adviser and to the extent any such information is provided to the Subadviser.

	The Subadviser represents and warrants to the Adviser that it will manage the assets of a Fund, or portion of the Fund's assets allocated to it, in compliance with all applicable federal and state laws governing its operations and investments. Without limiting the foregoing and subject to Section 11(c) hereof, the Subadviser represents and warrants: (1) that the Subadviser's management of all or a portion of the assets of a Fund will be designed to achieve qualification by the Fund with respect to such assets as a "regulated investment company" under subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended
(the "Code"); and (2) compliance with (a) the provisions of the Act and rules adopted thereunder that relate to the investment of Fund assets, including depositing those assets in custody with institutions designated by the Fund, and (b) federal and state securities and commodities laws applicable to Subadviser's Fund management responsibilities; provided that for purposes of
Section 17(a), (d) and (e) of the Act, the Subadviser shall effect compliance only in relation to its own affiliates and to affiliated persons identified to it by the Adviser. The Subadviser further represents and warrants that any disclosure furnished by it to the Adviser or the Fund expressly for use in the Fund's Registration Statement, or any amendment or supplement thereto, will conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder
(the "1933 Act") and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

	The Subadviser also represents and warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser to a Fund to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investment companies that are under common control with the Corporation, concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and
(b) of rule 12d3-1 under the Act.

	The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

	(b) The Subadviser agrees: (i) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business; and (ii) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser.

	2.	Fund Transactions.  (a) The Subadviser is responsible
for: (i) decisions, and is hereby authorized, to buy or sell securities and other investments for a Fund or a portion of the Fund's assets allotted to it, (ii) selection of broker-dealers and futures commission merchants' and (iii) negotiation of brokerage commission and futures commission merchants' rates. As a general matter, in executing Fund transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadviser's best judgment,provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser's having caused a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to the Fund and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934
Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Fund and its respective affiliates, as broker-dealers or futures commission merchants to effect Fund transactions in securities and other investments for the Fund. The Subadviser will promptly communicate to the Adviser and to the officers and the Directors of the Corporation such information relating to Fund transactions as they may reasonably request, including but not limited to, reports, if available, prepared by independent third parties relating to the execution costs of such transactions. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for a Fund with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates' fiduciary obligations to the Fund and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

	(b)	Notwithstanding Section 2(a) above, for such purposes
as obtaining investment research products and services for the Fund, covering fees paid by the Fund and other expenses of the Fund, the Adviser may request the Subadviser to effect a specific percentage of the transactions in securities and other investments it effects on behalf of a Fund with certain broker-dealers and futures commission merchants. In requesting the use of a particular broker-dealer or futures commission merchant, the Adviser and Subadviser acknowledge and agree that all brokerage transactions are subject to best execution. As such, Subadviser agrees, subject to its best execution obligations, to direct transactions to a particular broker-dealer or futures commission merchant designated by the Adviser. Adviser acknowledges that Subadviser may be unable to fulfill the Adviser's request for direction for a number of reasons, including, but not limited to: 1) such direction would be inconsistent with Subadviser's internal policies and procedures related to best execution; 2) such direction may result in the Subadviser paying a higher commission, depending upon the
Subadviser's arrangements with the particular broker-dealer or futures commission merchant, etc; 3) if the Subadviser directs payments of an excessive amount of commissions, the executions may not be accomplished as rapidly; 4) the Subadviser may forfeit the possible advantage derived from the aggregation of multiple orders as a single "bunched" transaction where Subadviser would, in some instances, be in a better position to negotiate commissions; or 5) Subadviser does not make commitments to allocate fixed or definite amounts of commissions to brokers.

	3.	Compensation of the Subadviser.  The Subadviser
shall not be entitled to receive any payment from the Corporation or a Fund and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rate set forth in Schedule A hereto with respect to each Fund, or portion thereof, that the Subadviser manages. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior days' net assets in order to calculate the daily accrual). If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

	4.	Other Services.  (a)	At the request of the
Corporation or the Adviser, the Subadviser, in its discretion, may make availableto the Corporation office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Subadviser and billed to the Corporation or the Adviser at the Subadviser's cost.

	(b)	The services to be provided by the Subadviser
hereunder shall not to be deemed to be exclusive, and the Subadviser shall be free to render similar or different services. Nothing herein shall be deemed to prohibit, limit or restrict the Subadviser, its directors, officers, employees, agents, affiliates and shareholders from engaging in other businesses, rendering investment advisory services to other investment companies, or to any other corporation, association, firm or individual, or rendering underwriting services to any other investment company, corporation, association, firm or individual. The Adviser acknowledges that the Subadviser, and one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities ("Affiliated Accounts"). The Adviser agrees that the Subadviser and its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from advice given or the timing or nature of action taken with respect to the Fund (or allocated portion thereof), provided that Subadvisor acts in good faith and consistent with its fiduciary duties to the Fund and its other clients, and provided, further, that it is Subadviser's policy to allocate investment opportunities to the Fund (or allocated portion thereof) over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto.
The Adviser acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may have an interest from time to time, whether in transactions which may involve the Fund or otherwise. The Sub-Adviser shall have no obligation to acquire for the Fund (or allocated portion thereof) a position in any investment which any Affiliated Account may acquire.

	5.	Reports.  The Corporation, the Adviser and the
Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Corporation as each may reasonably request.

	6.	Status of the Subadviser.  The Subadviser shall
be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

	7.	Advertising.  The Subadviser shall not provide or in
any way distribute any sales or advertising materials, whether or not related to a Fund, to any employee or representative of SunAmerica Capital Services, Inc. ("SACS") or its affiliates, including wholesaling personnel, unless such material has been received and approved, in writing, by the Adviser. Notwithstanding the foregoing, Subadviser may include the Adviser's and Fund's names in its "client list" used in promotional materials with prior consent of the Adviser and/or Corporation.

	8.	Proxy Voting.  Each Fund has appointed
Institutional Shareholder Services as the proxy-voting agent and will vote all such proxies in accordance with the proxy voting policies and procedures adopted by the Board of Directors. With respect to certain vote items, a Fund may request guidance or a recommendation from the adviser, administrator or subadviser of the Fund. The Subadviser shall not have responsibilities in connection with proxy voting for a Fund unless it is affirmatively requested to make a proxy voting recommendation.

	9.	Certain Records.  The Subadviser hereby undertakes
and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments of each Fund, or portion managed by the Subadviser, that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 of that Act. Copies of any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser on behalf of the Corporation will be provided promptly to the Corporation or the Adviser on request.

		The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Corporation's auditors, the Corporation or any representative of the Corporation, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Corporation.

	10.	Reference to the Subadviser.  Neither the Corporation
nor the Adviser or any affiliate or agent thereof shall make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld.

	11.	Liability of the Subadviser.  (a) In the absence of
willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Subadviser (and its partners, officers, Directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser), the Subadviser shall not be liable to the Adviser, its officers, Directors, agents, employees, controlling persons or shareholders or to the Corporation or to any shareholder of a Fund for any act or comission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in
Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the Subadviser's receipt of compensation for services. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, Directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) (collectively, the "Indemnified Parties") from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the Subadviser's providing services under this Agreement or the sale of securities of a Fund.

		(b)	The Subadviser agrees to indemnify and hold
harmless the Adviser and its affiliates and each of its Directors and officers and each person, if any, who controls the Adviser within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser or its affiliates or such Directors, officers or controlling person may become subject under the 1933 Act, under other statutes, at common law or otherwise, which are caused by Subadviser's disabling conduct; provided, however, that in no case is the Subadviser's indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.

		(c)	The Subadviser shall not be liable to the
Adviser, its officers, Directors, agents, employees, controlling persons or shareholders or to the Corporation or shareholders of the Funds for (i) any acts of the Adviser or any other subadviser to the Funds with respect to the portion of the assets of a Fund not managed by Subadviser and (ii) acts of the Subadviser which result from or are based upon acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by Adviser or any other subadviser to a Fund, which records are not also maintained by the Subadviser or, to the extent such records relate to the portion of the assets managed by the Subadviser, otherwise available to the Subadviser upon reasonable request. The Adviser and Subadviser each agree that, to the extent the Subadviser is responsible for managing only a portion of the Fund, the Subadviser shall manage the portion of the assets of the Fund allocated to it as if it was a separate operating Fund and shall comply with subsections (a) and
(b) of Section 1 of this Subadvisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to the Fund and qualifications of the Fund as a regulated investment company under the Code) only with respect to the portion of assets of the Fund allocated to Subadviser. The Adviser shall indemnify the Indemnified Parties from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of the Adviser, the Corporation and any other subadviser with respect to the portion of a Fund's assets not allocated to the Subadviser.

12.	Confidentiality. (a) The Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or necessary to effectuate business of the Corporation or a Fund, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Directors has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Fund to others or becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory or judicial authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by a Fund and may include such total return in the calculation of composite performance information.

(b)	Subadviser and the Adviser acknowledge and agree that during the term of this Agreement each may have access to information that is proprietary or confidential to the other party or their respective affiliates ("Confidential Information"). The parties agree that their respective officers, employees and agents shall treat all such Confidential Information as confidential and proprietary and will not disclose Confidential Information for any purpose other than in connection with carrying out of their responsibilities under this Agreement or as necessary to effectuate the business of the Corporation or its Funds. The parties will keep confidential any Confidential Information obtained directly as a result of this service relationship, and shall disclose such Confidential Information only if: (i) the other party has authorized such disclosure by prior written consent, (ii) such information is or hereafter otherwise is known by the disclosing party or has been disclosed, directly or indirectly, by the other party or becomes ascertainable from public or published information or trade sources, (iii) if such disclosure is expressly required or requested by applicable federal or state regulatory or judicial authorities, or (iv) to the extent such disclosure is reasonably required by auditors or attorneys of the parties in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement.

13.	Representations and Agreements.  (a)  Subadviser represents, warrants and agrees that: (i) it is duly registered as an investment adviser with the Securities and Exchange Commission ("SEC") pursuant to the Investment Advisers Act of 1940, as amended (the "Advisers Act"),
(i) it has the authority to enter into this Agreement and provide the services set forth herein, (ii) it has provided to the Adviser Part II of its registration statement on Form ADV (the "ADV") at least 48 hours prior to signing the Agreement,
(iii) it shall provide any information reasonably requested by the Adviser, including copies of the Subadviser's charter and bylaws and the Subadviser's compliance policies and procedures, and (iv) Subadviser will notify the Adviser of any additions to or withdrawals of partners of Subadviser within a reasonable time after such additions or withdrawals but no less frequently than annually.

	(b)	The Adviser represents, warrants and agrees
that: (i) it is duly registered as an investment adviser with the SEC pursuant to the Advisers Act; (ii) it has the authority to enter into this Agreement and engage the Subadviser to provide the services set forth herein; (iii) it has received a copy of the Subadviser's Form ADV, Part II at least forty-eight hours prior to executing this Agreement; (iv) this Agreement and the Adviser's engagement of the Subadviser hereunder have been approved by the Corporation and the Fund and, if required, by its shareholders, all in accordance with applicable law; (v) it shall provide any information reasonably requested by Subadviser or necessary for the Subadviser to provide the services set forth herein, including copies of the Corporation's charter and bylaws, the Corporation's compliance policies and procedures, the Fund's prospectus and SAI and amendments to any of the foregoing.

	14.	Permissible Interests.  Directors and agents of the
Corporation are or may be interested in the Subadviser (or any successor thereof) as Directors, partners, officers, or shareholders, or otherwise; Directors, partners, officers, agents, and shareholders of the Subadviser are or may be interested in the Corporation as Directors, or otherwise; and the Subadviser (or any successor) is or may be interested in the Corporation in some manner.

	15.	Term of the Agreement.  This Agreement shall continue
in full force and effect until August 31, 2011, and from year to year thereafter, so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Directors of the Corporation or by vote of a majority of the outstanding voting securities of the relevant Fund.

		With respect to each Fund, this Agreement may be terminated at any time, without payment of a penalty by the Corporation or the Fund, by vote of a majority of the Directors, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund, or by the Adviser, on not less than 30 nor more than 60 days' written notice to the Subadviser. This Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 60 days' written notice to the Adviser and the Corporation. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act). This Agreement will also terminate in the event that the Advisory Agreement by and between the Corporation and the Adviser is terminated.

	16.	Severability.  This Agreement constitutes the entire
Agreement between the parties hereto. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

	17.	Amendments.  This Agreement may be amended by mutual
consent in writing, but the consent of the Fund must be obtained in conformity with the requirements of the Act.

	18.	Governing Law.  This Agreement shall be construed in
accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

	19.	Notices.  All notices shall be in writing and deemed
properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:


Subadviser:		Tocqueville Asset Management L.P.
	40 West 57th Street
New York, NY 10019
			Attention: Robert W. Kleinschmidt

	Adviser:		SunAmerica Asset Management Corp.
				Harborside Financial Center
				3200 Plaza 5
				Jersey City, New Jersey 07311-4992
				Attention:	Legal Department


	IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.


				SUNAMERICA ASSET MANAGEMENT CORP.



By: ____________________________________
    	Name:	Peter A. Harbeck
	Title:	President and CEO



			TOCQUEVILLE ASSET MANAGEMENT L.P.



By: ____________________________________
			Name:
	Title:


SCHEDULE A




Fund	Fee Rate (as a percentage of daily net assets the Subadviser manages for the Fund)

Focused Mid-Cap Value Portfolio	0.45% on first $50 million
0.40% on next $100 million
0.35% thereafter




SUB-ITEM 77Q-1(G):
Agreement and Plan of Reorganization. Incorporated by reference to Combined Prospectus/Proxy Statement on Form N-14 (File No. 33-08021) filed on July 22, 2009.